EXHIBIT 10.110

November 21, 2000

Jack Pilger
President
BounceBackTechnologies.com, Inc.
707 Bienville Blvd.
Ocean Springs, MS   39564

RE:  LETTER OF INTENT TO PURCHASE COUNTRY TONITE

Dear Jack,

This letter is intended to summarize the principal terms of a proposal being considered by On Stage Entertainment, Inc. (the "Buyer") and BounceBackTechnologies.com, Inc. ("Seller") regarding Buyer's possible purchase of the production show commonly known as Country Tonite, which is currently being performed in the Country Tonite Theater in Branson, Missouri ("Country Tonite"). In this letter, the Buyer and the Seller are sometimes called the "Parties," and the Buyer's possible acquisition of Country Tonite is sometimes called the "Possible Acquisition."

                                     PART I

The Parties wish to commence negotiating a definitive written acquisition agreement providing for the Possible Acquisition (a "Definitive Agreement"). The execution of any such Definitive Agreement would be subject to the satisfactory completion of the Buyer's ongoing investigation of Country Tonite, and would also be subject to approval by the Buyer and Seller's board of directors.

Based on the information currently known to the Buyer, it is proposed that the Definitive Agreement would include the following terms:

1.1.     BASIC TRANSACTION

Seller would sell all of its rights in Country Tonite to Buyer or to a subsidiary of the Buyer (the "Subsidiary") and assign all relevant agreements thereto, including but not limited to Seller's agreement to cause the lease agreement for the Country Tonite Theater in Branson, Missouri to be assigned to Buyer, but which shall specifically exclude the Country Tonite production in Pigeon Forge, Tennessee, at the price set forth in Paragraph 1.2 below. Such assets would be identified on a list to be attached to the Definitive Agreement and would cover the sale of all the assets that are currently used in the operation of Country Tonite. Buyer will not assume any of the liabilities of the Seller, save for those specific liabilities listed on Exhibit 1. It is contemplated that the closing of the Possible Acquisition (the "Closing") would occur on or before January 31, 2001.


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1.2      PURCHASE PRICE

Buyer hereby agrees to purchase Country Tonite for an aggregate purchase price of THREE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($3,800,000.00)(the "Purchase Price"). Buyer shall pay the Purchase Price to Seller in accordance with the following payment schedule:

$100,000(1)       Upon the execution of the Letter of Intent
$900,000(2)       At Closing on or before January 31, 2001
$2,800,000(3)     On or before July 31, 2001
__________

$3,800,000

(1)This deposit shall be placed into an interest bearing escrow account and shall be subject to the terms of an escrow agreement in a form substantially similar as the Escrow Agreement attached hereto as Exhibit 2. This deposit shall be non-refundable unless (i) Seller fails to consummate the sale of Country Tonite to Buyer before 5:00 p.m. EST on January 31, 2001, as a result of either Seller's failure to negotiate and enter into in good faith the Definitive Agreement or Seller's default under the terms of the Definitive Agreement, or
(ii) before 5:00 p.m. EST on December 29, 2000 Buyer notifies Seller in writing that it has reasonably determined that Seller's representations regarding Country Tonite's Revenue and EBITDA numbers submitted to Buyer for the last four
(4) years are materially inaccurate and/or Seller has failed to disclose an event or situation to Buyer that would materially and adversely affect Country Tonite's revenues for 2001.

(2)Upon Closing and payment of the $900,000 by January 31, 2001, Seller will provide Buyer with the unrestricted ability to present and keep all proceeds generated therefrom, at the Country Tonite show in Branson, Missouri.

(3)At Closing, Buyer will deliver a promissory note ("Note") in the principal amount of $2,800,000 payable on or before July 31, 2001, together with interest at the rate of ten percent (10%) per annum from the date of Closing. The interest shall be paid on a monthly basis, in arrears, until the remaining principal payment is made. The Note will be secured by a first priority security interest granted by Buyer in the assets purchased by Buyer as contemplated hereunder.

1.3      OTHER TERMS

The Seller will make customary comprehensive representations and warranties to the Buyer, and will provide customary comprehensive covenants, indemnities and other protections for the benefit of the Buyer. The consummation of the contemplated transaction by the Buyer would be subject to the approval of the Buyer's and the Seller's board of directors.


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                                     PART 2

The following paragraphs of this letter (the "Binding Provisions") are the legally binding and enforceable agreements of the Parties.

1.4      ACCESS

During the period from the date of this letter of intent and the deposit of $100,000 by Buyer (the "Signing Date") until the date on which either Party provides the other Party with written notice that negotiations toward a Definitive Agreement are terminated (the "Termination Date"), the Company will afford the Buyer full and reasonable access to Country Tonite, its personnel, properties, contracts, books and records, and all other documents and data.

1.5      CONDUCT OF BUSINESS

During the period from the Signing Date until the Termination Date, the Company shall operate Country Tonite in the ordinary course, and shall refrain from any extraordinary transactions.

1.6      MUTUAL NON-DISCLOSURE

The Seller and the Buyer are parties to a Mutual Non-Disclosure Agreement dated February 1998 (the "Mutual Non-Disclosure Agreement").

1.7      DISCLOSURE

Except as and to the extent required by law, without the prior written consent of the other Party, no Party will, and each will direct its officers, directors, shareholders, employees, agents and representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this letter. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

1.8      COSTS

The Buyer and Seller will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Possible Acquisition.


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1.9      ENTIRE AGREEMENT

The Binding Provisions, the Mutual Non-Disclosure Agreement, the provisions of
Part 1, Section 1.2, as they relate to the non-refundable deposit, and the Escrow Agreement constitute the entire agreement between the Parties, and supersed all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the Parties.

1.10     COUNTERPARTS

This Letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

1.11     NO LIABILITY

Except as provided in Section 1.9 above, this letter represents only the parties' current good faith intentions to negotiate and enter into the Definitive Agreement, and the paragraphs and provisions of Part 1 of this Letter do not constitute and will not give rise to any legally binding obligation on the part of any of the Parties. Moreover, no past or future action, course of conduct, or failure to act relating to the Possible Acquisition, or relating to the negotiation of the terms of a Possible Acquisition or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the Parties.

If you are in agreement with the foregoing, please acknowledge the same by signing and returning one copy of this Letter to my office, which thereupon will constitute our agreement with respect to its subject matter. Upon receipt thereof, I will immediately cause the first $100,000 deposit to be wired to your attorneys' office.

Very truly yours,

ON STAGE ENTERTAINMENT, INC.

By: ____________________________
         Timothy J. Parrott
         Chief Executive Officer

AGREED AND ACCEPTED:

BOUNCEBACK TECHNOLOGIES.COM, INC.

By:
   ____________________________
         John J. Pilger
         President